Northwest Bio Receives Regulatory Approval To Proceed With Its Phase III Trial In The UK

NW Bio Now in Phase III Clinical Trial for Brain Cancer in Both the U.S. and Europe

BETHESDA, Md., Aug. 23, 2012 /PRNewswire/ -- Northwest Biotherapeutics (NWBO) (NW Bio) announced today that it has received approval from the Medicines and Healthcare Products Regulatory Agency (MHRA) of the United Kingdom (the U.K.'s "FDA"), for the Company's 300-patient Phase III clinical trial of DCVax®-L immune therapy for Glioblastoma multiforme brain cancer (GBM) to proceed in the U.K.

This Phase III clinical trial is already under way in the U.S., at 41 sites across the country.  NW Bio is now expanding this Phase III trial to make it an international trial, by including clinical trial sites in Europe.  This international approach can potentially save years of time in clinical trials, compared with conducting trials in the U.S. and Europe separately.

NW Bio's submission of the Phase III trial application to the U.K.'s MHRA, as well as the MHRA's acceptance of the trial's designation as a Phase III trial and rapid approval of the trial, mark the culmination of two years of preparatory work and foundation-building in the U.K.

NW Bio has already obtained Ethics Committee approval for this trial on a centralized basis from the National Research Ethics Committee in the U.K.  Such Ethics Committee approval is equivalent to Institutional Review Board (IRB) approvals in the U.S.  This centralized approval from the National Research Ethics Committee applies throughout the U.K., eliminating the need to obtain Ethics Committee (IRB) approvals at each clinical trial site (which typically takes months at each site in the U.S.).

The U.K. has one of the largest populations in Europe (63 million), nearly equal to that of France (65 million), and exceeded only by Germany (82 million).  Under the U.K.'s National Health System, medical centers cover certain designated territories, and medical specialties tend to be clustered – which enables heightened efficiencies in clinical trials for diseases such as brain cancer.

"We are excited and very grateful to the MHRA for its rapid approval, allowing our GBM brain cancer trial to proceed as a Phase III trial in the U.K. as an expansion of the ongoing Phase III trial in the U.S." commented Linda Powers, CEO of NW Bio.  "There is an urgent medical need for better treatment options for GBM, the most lethal form of brain cancer.  We appreciate the opportunity to efficiently include the U.K. in our ongoing Phase III trial, so that we can bring the DCVax®-L immune therapy to patients in the U.K. as well as the U.S."

For further information about the Company and its programs, please visit the Company's website at www.nwbio.com.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax® dendritic cell-based vaccines.  The Company's lead program is a 300-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal brain cancer.  The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers.  The Company has also conducted a Phase I/II trial with DCVax® for metastatic ovarian cancer.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients with GBM using DCVax® and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect," "believe," "intend," "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company's ability to raise additional capital, risks related to the Company's ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company's products will demonstrate safety and efficacy.  Additional information on these and other factors, including Risk Factors, which could affect the Company's results, is included in its Securities and Exchange Commission ("SEC") filings.  Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.